REGAL BELOIT CORPORATION -- 2013 EQUITY INCENTIVE PLAN
STOCK SETTLED STOCK APPRECIATION RIGHTS AWARD

[Name]
[Address]

Dear ___________:

You have been granted stock appreciation rights (the “SARs”) with respect to shares of common stock of Regal Beloit Corporation (the “Company”) under the Regal Beloit Corporation 2013 Equity Incentive Plan (the “Plan”) with the following terms and conditions:

Grant Date:	__________, 20____
Expiration Date:	Tenth (10th) anniversary of the Grant Date
Number of SARs:	__________________
Grant Price per SAR:	U.S. $_____________
Vesting
Your SARs will vest and become exercisable beginning on the ______ anniversary of the Grant Date as follows:

___ Anniversary of Grant Date: __%
___ Anniversary of Grant Date: __%
___Anniversary of Grant Date: __%
___ Anniversary of Grant Date: __%

Exercise and Early Termination:
You may exercise this SAR Award only to the extent vested and only if the Award has not terminated. This SAR Award may not be exercised after the expiration date set forth above, or the earlier date that the Award terminates in connection with your termination of service in accordance with the terms of the Plan. This SAR Award can only be exercised if the Fair Market Value of the Shares as to which it is being exercised exceeds the grant price for those Shares.

If your service with the Company terminates (for any reason except for Cause), you may exercise this SAR Award to the extent vested as of the last day of your service for up to 90 days after your termination date or, if earlier, the expiration date of this SAR Award. Exceptions are made for termination of service due to such reasons as death or Disability in accordance with the terms of the Plan.

Your entire SAR Award is terminated immediately if the Company or an Affiliate terminates your employment or service for Cause, or if your employment or service is terminated at a time when you could be terminated for Cause. In addition, if you are not terminated for Cause but the Administrator later determines that you could have been terminated for Cause if all facts had been known at that time, your SAR Award will terminate immediately on the date of such determination. If you have submitted a notice of exercise while the Administrator is considering whether you should be (or could have been) terminated for Cause, your exercise will be suspended pending such determination. If it is determined that you are (or could have been) terminated for Cause, your SAR Award will terminate and your notice of exercise will be rescinded.

To exercise this SAR Award, you must complete the “Notice of Stock Appreciation Rights Exercise” form provided by the Company. The form will be effective when it is received by the Company. In the alternative you may exercise your SAR Award by completing your transaction on-line using the account provided by the Company's designated stock plan administrator. However, the SAR will not be exercised until you have satisfied all applicable withholding taxes due as a result of the exercise.

If someone else wants to exercise this SAR Award after your death, that person must contact the Company and prove to the Company's satisfaction that he or she is entitled to do so.

Your ability to exercise the SARs may be restricted by the Company if required by applicable law.

Upon exercise of the SAR, the excess of the Fair Market Value of the number of SARs being exercised (as determined on the date of exercise) over the Grant Price of such SARs shall be paid to you in in Shares having an aggregate Fair Market Value equal to the amount due.

Change of Control:	Upon a Change of Control, this Award will be treated as provided in the Plan.
Restrictions on Resale:
By accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Transferability of Award:
Except as otherwise provided in the Plan, you may not assign, alienate, sell or transfer this Award for any reason, other than under your will or as required by the laws of descent and distribution. This Award also may not be pledged, attached, or otherwise encumbered. Any purported assignment, alienation, sale, transfer, pledge, attachment or encumbrance of this Award in violation of its terms shall be null and void and unenforceable against the Company or any Affiliate.

Tax Withholding:
To the extent that the vesting or exercise of the SARs results in income to you for Federal, state or local income tax purposes, or the Company is otherwise required to withhold amounts with respect to the SARs, you shall deliver to the Company at the time the Company is obligated to withhold amounts, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from payment under this Award or other compensation payable to you an amount sufficient to satisfy its withholding obligations.

Restrictive Covenants:
By accepting this Award, you agree that this Award shall be subject to forfeiture, and any gains pursuant to this Award shall be subject to disgorgement, if (1) while you are employed by or in service with the Company or any Affiliate, you compete with the Company or an Affiliate, participate in any enterprise that competes with the Company or an Affiliate or use or disclose, other than as expressly authorized by the Company, any confidential business information or trade secrets that you obtain during the course of your employment or service with the Company or any Affiliate; or (2) after you are no longer employed by or in service with the Company or any Affiliate, you are determined by the Administrator in its reasonable discretion (A) to be in breach of any confidentiality, noncompetition, nonsolicitation or similar agreement between you, on the one hand, and the Company or any Affiliate, on the other hand (your “Restrictive Agreement”), or (B) while this Award is in effect, to have engaged in conduct that would have constituted a breach of your Restrictive Agreement if such Restrictive Agreement were then in effect.

Miscellaneous:
●As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award and the Plan shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Award or the Plan and any determination made by the Administrator pursuant to this Award or the Plan shall be final, binding and conclusive.
●As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award, and any Shares issued or cash paid pursuant to this Award, shall be subject to (A) any recoupment, clawback, equity holding, stock ownership or similar policies adopted by the Company from time to time (to the extent contemplated by such policies) and (B) any recoupment, clawback, equity holding, stock ownership or similar requirements made applicable by law, regulation or listing standards to the Company from time to time (to the extent contemplated by such requirements).
●This Award may be amended only by written consent signed by both you and the Company, unless the amendment is not to your detriment. Notwithstanding the foregoing, this Award may be amended or terminated by the Administrator or the Company without your consent in accordance with the provisions of the Plan.
●The failure of the Company to enforce any provision of this Award at any time shall in no way constitute a waiver of such provision or of any other provision hereof.
●This Award shall be binding upon and inure to the benefit of you and your heirs and personal representatives and the Company and its successors and legal representatives.
●This Award may be executed in counterparts.

Prospectus Delivery/Access:
By signing this Award you acknowledge that a prospectus for the Plan, along a copy of the Plan and the Company's most recent Annual Report to Shareholders has been made available to you via the Company's Intranet Website at the following address under the heading “Equity Plan Materials”:
http://rbweb.corp.regalbeloit.com/func/legal/priv/index.aspx
A paper copy of the prospectus for the Plan is also available to participants upon request.

This Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

BY SIGNING BELOW AND ACCEPTING THIS STOCK APPRECIATION RIGHTS AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE HAVING READ THIS AWARD AND THE PLAN.

REGAL BELOIT CORPORATION

By: ____________________________        ___________________________________
Name:                             Participant
Title: